July 8, 2009

Board of Directors

Legacy Technology Holdings, Inc.

Dear Sirs:

            This letter shall serve as notice effective 5:00PM CMT July 8, 2009, of my resignation as President, Manager, Board Member of Legacy Technology Holdings, Inc. (the “Company”).

            As you know, my association with the company began in May of 2008. My role in the restructuring of the Company from its earlier predecessor was to bring two technologies to the Company for development and advancement. On June 17, 2008 Plasteel signed a contract with the Company and on June 23, 2008 NEO signed a contract with the Company.  Due to lack of funds, the Company was never able to fund these projects.  Both technology companies have advised me that not only have the contracts expired but the Company is and has been in breach of the both of the contracts.  Neither technology company is willing to renew the expired contracts due to the breach.

            I feel a sense of frustration that the potentially positive plans that we had developed for the growth of the Company were not realized.  At a time when it was crucial to be able to move ahead and take advantage of the technology contracts, our nation and the world suffered an unprecedented economic upheaval, which essentially shut down most if not all financing opportunities. It is not clear when the situation will bottom out, much less turn around.

            I have attempted to obtain financing for the Company to develop and advance the technology from several distinct sources.  None of these efforts on my part has resulted in raising either equity or debt financing.  I do not feel that it is in the best interest of the Company nor in my best interest to continue in my present position as President and member of the Board. I have personally worked for 15 months without any compensation or reimbursement of expenses.  I can no longer continue to operate in this manner.  It is time for me to move in a different direction.  I will be looking into several employment opportunities.

            In addition to giving my notice of resignation as President and member of the Board of Directors, I will be tendering all of my stock in the Company on the effective date of the resignation.  Also, the individuals who are members of the Board of Directors as part of my management team will also be sending the Company notice of their resignations from the Board and will be tendering to the Company all shares of stock held by them.

All restricted stock in the names of the following is hereby returned:

Boon, Ian
Doyle, Brendan
Kutchinski, David
Kotov, Dr.
Miles, Dr.
Olson, Lena Gaylene
O’Neal, Gary
Pick, Mike
Pick, Zephaniah
Price, Paula
Thompson, Robert

Sincerely,

David P. Kutchinski